Exhibit 4.48

No:                            PT-JM-20190001-01

Supplementary Agreement (I)

This agreement (the “Agreement”) dated as of July 19, 2019 and executed in Chaoyang District, Beijing, is entered into by and among:

Shanghai Anquying Technology Co., Ltd. (hereinafter referred as the “Lender” or “Party A”)

Address: Room 309B, No. 89, Yunling East Road, Putuo District, Shanghai, China

Beijing LeRong Duoyuan Information Technology Co., Ltd. (hereinafter referred as the “Borrower” or “Party B”)

Address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Sky City (Beijing) Technology Co., Ltd

Address: Room 3009, 3 F, Podium to Bowang Garden, Yangfangdian, Haiding District, Beijing

Lerong Duoyuan (Beijing) Technology Co., Ltd.

Address: 806, 8/F, Building 4#, Yard 18, Suzhou Street, Haidian District, Beijing

As provided by the loan agreement (no. PT-JM-20190001) between Party A and Party B (hereinafter referred to as the “Original Agreement”). According to the Original Agreement, as of the date December 31, 2018, the outstanding principal provided by the loans from Party A (Shanghai Anquying Technology Co., Ltd.) to Party B (Beijing Lerong Duoyuan Information Technology Co., Ltd.) is two hundred ninety-four million nine hundred twenty-nine thousand eight hundred and ten yuan (RMB294,929,810.00) in total. After friendly negotiation between the parties, the financing receivables between Party A and its related party, Sky City (Beijing) Technology Co., Ltd. and Party B and its related party, Lerong Duoyuan (Beijing) Technology Co., Ltd., and the balance of principal between Party A and Party B from January 1, 2019 to April 30, 2019, are confirmed to be as follows:-

1.                  In the period from January 1, 2019 to April 30, 2019, Sky City (Beijing) Technology Co., Ltd. transferred three hundred ninety-one million two hundred ninety-eight thousand seven hundred and sixty-six yuan (RMB391,298,766.00) in total to Lerong Duoyuan (Beijing) Technology Co., Ltd.

2.                  In the period from January 1, 2019 to April 30, 2019, the amount of cooperation security deposit payable by Party A (Shanghai Anquying Technology Co., Ltd.) to Party B (Beijing Lerong Duoyuan Information Technology Co., Ltd.) as set forth in the Information Service Cooperation Agreement is one hundred sixty-five million, two hundred eighty-nine thousand, one hundred eighty-three yuan (RMB165,289,183.00); the total amount of asset management service fee and other fees collected by Party A (Shanghai Anquying Technology Co., Ltd.) on behalf of Party B (Beijing Lerong Duoyuan Information Technology Co., Ltd.) is one hundred sixty-one million three hundred seventeen thousand seven hundred and forty-five yuan (RMB 161,317,745.00); the purchase fee for Ganzhou Jimu Micro Finance Co., Ltd. payable by Party A (Shanghai Anquying Technology Co., Ltd.) to Party B (Beijing Lerong Duoyuan Information Technology Co., Ltd.) is two hundred thirty million yuan (RMB230,000,000.00).

3.                  Each party agrees to transfer all the receivables from Party B and its affiliates held by Party A’s affiliates to Party A and all the payables to Party B and its affiliates borne by Party A’s affiliates to Party B; and to transfer all the receivables from Party A and its affiliates held by Party B’s affiliates to Party B and all the payables to Party A and its affiliates borne by Party B’s affiliates to Party B. The same amount of payables and receivables between Party A and Party B shall be offset against each other, i.e. 294,929,810.00 + 391,298,766.00 - 165,289,183.00 - 161,317,745.00 - 230,000,000.00 = 129,621,648.00, Therefore, as of April 30, 2019, the loan principal provided by Party A to Party B is one hundred twenty-nine million six hundred twenty-one thousand six hundred and forty-eight yuan (RMB129,621,648.00).

4.                  Party A and Party B hereby agree that the interest to be paid by Party B from January 1, 2019 to April 30, 2019 will be calculated based on the principal, which is the balance (RMB294,929,810.00) as of December 31, 2018 set forth in the Original Agreement, and an 11% annual interest rate (daily rate = annual rate / 365). Commencing from May 1, 2019, the principal will be set as the loan balance confirmed by this Agreement, which is RMB129,621,648.00, and the interest will be calculated by an annualized rate of 11% (daily rate = annual rate / 365).

5.                  With respect to matters not specifically covered herein, including but not limited to the maturity date, the Original Agreement shall apply.

6.                  This Agreement is written in the Chinese language in four counterparts, each party holding one counterpart, each counterpart having the same legal effect.

(Left Blank Intentionally)

Therefore, each party has entered into this Loan Agreement on the date stated at the beginning of this Agreement. The Loan Agreement shall come into force immediately.

/s/ Shanghai Anquying Technology Co., Ltd. (Stamp)

Shanghai Anquying Technology Co., Ltd.

/s/ Sky City (Beijing) Technology Co., Ltd. (Stamp)

Sky City (Beijing) Technology Co., Ltd.

Therefore, each party has entered into this Loan Agreement on the date stated at the beginning of this Agreement. The Loan Agreement shall come into force immediately.

/s/ Beijing LeRong Duoyuan Information Technology Co., Ltd. (Stamp)

Beijing LeRong Duoyuan Information Technology Co., Ltd.

/s/ Lerong Duoyuan (Beijing) Technology Co., Ltd. (Stamp)

Lerong Duoyuan (Beijing) Technology Co., Ltd.